Exhibit 10.1

FIRST AMENDMENT
TO
THIRD AMENDED AND RESTATED
ADVISORY MANAGEMENT AGREEMENT

This First Amendment to The Third Amended And Restated Advisory Management Agreement (the “Amendment”) is entered into as of the 8th day of July, 2015 by and between Behringer Harvard Opportunity REIT I, Inc., a Maryland corporation (the “Company”), and Behringer Harvard Opportunity Advisors I, LLC, a Texas limited liability company (the “Advisor”), as successor in interest to Behringer Harvard Opportunity Advisors I LP, a Texas limited partnership (the “Predecessor Advisor”).
RECITALS
WHEREAS, the Company and the Advisor previously entered into that certain Third Amended and Restated Advisory Management Agreement dated May 15, 2013 (the “Agreement”), which was renewed by the agreement of the parties for an additional one-year term on May 6, 2014 and extended through June 15, 2015 by the mutual agreement of the parties on May 8, 2015.
WHEREAS, on June 15, 2015 the Company and the Advisor agreed to renew the term of the Agreement by one month to July 15, 2015.
WHEREAS, pursuant to Section 6.06 of the Agreement, the Company and the Advisor desire to amend the Agreement to cap the Personnel Costs and Shared Service Burden payable to the Advisor under the Agreement under certain circumstance and to waive certain Acquisition Fees.
WHEREAS, the Company and the Advisor desire to renew the Agreement as amended by this Amendment for an additional term of ten months to May 15, 2016.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:
1.    Defined Terms. Any term used herein that is not otherwise defined herein shall have the meaning ascribed to such term as provided in the Agreement.
2.    Amendment to Article I. Effective as of January 1, 2015, Article I is hereby amended by deleting the defined term “Shared Service Burden” in its entirety and adding the following definitions:
Business Operations Infrastructure Costs.  Indirect costs associated with maintaining business operations infrastructure that can be shared with other investment funds sponsored by Affiliates of the Advisor to achieve operational cost efficiency, including: (1) network infrastructure, computers and information technology; (2) business center costs; (3) office management services; (4) human resource services; (5) office space costs; (6) rent for office space for shared service functions; (7) office furniture and equipment; (8) telephone and communications; (9) general office supplies costs; and (10) kitchen food & beverage costs. Each of these cost elements of the Advisor and its Affiliates are allocated based on a reasonable methodology that associates the time, effort and costs attributable to each investment fund.

First Amendment to Third Amended and Restated Advisory Management Agreement

Hard Costs.  The actual costs of goods, services, and materials incurred for the benefit of the Company, including: (1) mobile phones and personal communication costs; (2) travel and hotel expenses; (3) meals and entertainment; (4) conference fees and related charges; (5) employee recruiting fees; (6) employee relocation costs; (7) employee gifts and other; (8) contract labor; (9) education and training; (10) dues, subscriptions and licenses; (11) office supplies; (12) printing costs; (13) computer accessories and software and licensing costs; (14) postage, shipping and courier expenses. Generally, hard costs are considered attributable to an entire department (such as the cost of office supplies) and are allocated using the same allocation metric used for the department’s Fully Burdened Costs (e.g. time logs). In certain circumstances, hard costs attributable to specific personnel such as mobile phones are allocated based upon the same allocation metric as the individual’s Fully Burdened Costs.
HPT. Harvard Property Trust, LLC, an Affiliate of the Advisor and the legal employer of Advisor Personnel.
RETA Personnel. Advisor Personnel who are regularly assigned to the Real Estate Transaction Administration department of HPT. RETA Personnel are a subset of Advisor Personnel and provide services to the Advisor, its Affiliates and other investment funds sponsored by or associated with HPT in connection with asset acquisition, financing and disposition of assets.
RETA Services. Services provided by RETA Personnel in connection with the sale or other disposition of Assets. RETA Services include management of the Asset disposition process and performance of services in support of disposition transactions, including the review and preparation of due diligence materials associated with sale or other disposition of Assets, the supervision or performance of site visits, tenant interviews, review of rent rolls, verification of leases and other contracts relating to the ownership, capital structure or operations of an Asset, and review of environmental and property conditions.
3.    Amendment to Article III. Effective as of January 1, 2015, Article III, Section 3.02(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
(a)    In addition to the compensation paid to the Advisor pursuant to Section 3.01, the Company reimburse the Advisor for the specified cost of all expenses paid by the Advisor in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:
(i)    Intentionally deleted;
(ii)    Acquisition Expenses (except for Audit Expenses which are reimbursable under Section 3.02(a)(xiv) below) paid or incurred by the Advisor on behalf of the Company; provided that such Acquisition Expenses must be documented by reasonably detailed and itemized invoices. Nothing in this Section 3.02(a)(ii) shall be construed to require the Advisor to pay or reimburse any Acquisition Expenses that are paid or incurred by the Company;
(iii)    the actual cost of goods, services and materials used by the Company and obtained from Persons not affiliated with the Advisor, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of Shares or other securities;

First Amendment to Third Amended and Restated Advisory Management Agreement

(iv)    interest and other costs for borrowed money, including discounts, points and other similar fees;
(v)    taxes and assessments on income or property and taxes as an expense of doing business;
(vi)    costs associated with insurance required in connection with the business of the Company or by the Board;
(vii)    expenses of managing, operating and disposing of Assets owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person (other than Personnel Costs, Hard Costs, or Business Infrastructure Costs with respect to employees or independent contractors of the Advisor or its Affiliates providing services to the Company or its Affiliates, which will be reimbursed pursuant to Section 3.02(a)(xiii) below). For the avoidance of doubt, expenses set forth in this clause (vii) shall not include any payment by an Owner (as defined therein) to the Manager (as defined therein) under the Second Amended and Restated Property Management and Leasing Agreement dated as of December 29, 2006, by and among the Company, the Partnership and HPT Management Services LP, a Texas limited partnership, as amended from time to time;
(viii)    all expenses in connection with payments to the Board for attendance at meetings of the Board and Stockholders;
(ix)    intentionally deleted;
(x)    expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;
(xi)    expenses of organizing, revising, amending, converting, modifying, or terminating the Company or the Articles of Incorporation;
(xii)    expenses of any third-party transfer agent for the Shares and of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;
(xiii)    administrative expenses, including Personnel Costs, Hard Costs and Business Infrastructure Costs (in each case only to the extent reasonably allocated, in good faith, for that portion of the personnel or service provided to the Company, the Partnership or any Joint Venture on the Company’s behalf) except that:
(A)    the Company shall not reimburse the Advisor for any portion of any Personnel Costs (as determined by the Advisor based on its review of the time sheets or other billing records and receipts of the Advisor Personnel) attributable to the Advisor Personnel while performing asset management, acquisition services, or services related to any potential or actual entry into a Loan or Revised Loan;
(B)    if the Board of Directors of the Company has preapproved the provision of, and the budget for, RETA Services with respect to an Asset,

First Amendment to Third Amended and Restated Advisory Management Agreement

the Company shall reimburse the Advisor for any Personnel Costs, Hard Costs and Business Infrastructure Costs (as determined by the Advisor based on its review of the time sheets or other billing records and receipts of the Advisor Personnel) attributable to the RETA Personnel while performing the preapproved RETA Service up to the maximum amount of Personnel Costs, Hard Costs and Business Infrastructure Costs approved by the Board of Directors with respect to the particular RETA Service; and
(C)    Excluding preapproved RETA Services, which will be reimbursable as provided in Section 3.02(a)(xiii)(B), the Company shall not reimburse the Advisor for services rendered by Advisor Personnel during 2015 more than $1.1 million for reimbursable Personnel Costs, $0.3 million for reimbursable Hard Costs, or $0.3 million for reimbursable Business Infrastructure Costs;
(xiv)    Audit Expenses and third-party accounting and legal fees and expenses incurred by or on behalf of the Company; and
(xv)    Acquisition Expenses paid or incurred by the Advisor in connection with acquisition transactions that were not completed or closed by the Company.
4.    Partial Waiver of Acquisition Fee. The Advisor, on behalf of itself and its Affiliates and its and their respective successors and assigns, hereby waives the Company’s obligation to pay $200,000 in Acquisition Fees that would otherwise become due and payable to the Advisor with respect to the Company’s investment in The Ablon at Frisco Square multifamily development located in Frisco, Texas.
5.    Amendment to Article IV. The Company and the Advisor desire to renew the Agreement for a ten-month term to expire on May 15, 2016. Therefore, Section 4.01 of the Agreement is hereby deleted in its entirety and replaced with the following:
4.01    Term; Renewal. Subject to Section 4.02, this Agreement shall continue in force until May 15, 2016. Thereafter, this Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. It is the duty of the Board to evaluate the performance of the Advisor annually before renewing the Agreement, and each such renewal shall be for a term of no more than one year.
6.    Continuing Effect. Except as otherwise set forth in this Amendment, the terms of the Agreement shall continue in full force and effect and shall not be deemed to have otherwise been amended, modified, revised or altered.
7.    Counterparts. The parties agree that this Amendment has been or may be executed in multiple counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. This Amendment, to the extent signed and delivered by means of electronic mail or a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were an original signed version thereof delivered in person. No party to this Amendment shall raise the use of electronic mail or a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of electronic mail or a facsimile machine as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.
Amendment as of the date first written above.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

By:	/s/ Steven J. Kaplan
Steven J. Kaplan
Chairman of the Board

BEHRINGER HARVARD OPPORTUNITY ADVISORS I, LLC

By:	/s/ Michael D. Cohen
Michael D. Cohen
Executive Vice President

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First Amendment to Third Amended and Restated Advisory Management Agreement